Exhibit 5.1

811 Main Street, Suite 3700 Houston, TX 77002 Tel: +1.713.546.5400 Fax: +1.713.546.5401 www.lw.com FIRM / AFFILIATE OFFICES
July 7, 2021 Latch, Inc. 508 West 26th Street, Suite 6G New York, New York 10001	Beijing Boston Brussels Century City Chicago Dubai Düsseldorf Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid Milan	Moscow Munich New York Orange County Paris Riyadh San Diego San Francisco Seoul Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

Re: Latch, Inc. – Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to Latch, Inc., a Delaware corporation (the “Company”), in connection with its filing on June 25, 2021 with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of (i) the offer and sale from time to time of (a) 81,461,225 outstanding shares (the “Resale Shares”) of common stock, par value $0.0001 per share (the “common stock”), of the Company and (b) 5,333,334 warrants (the “Resale Warrants”) to acquire shares of common stock, in each case, by the selling securityholders named in the Registration Statement and (ii) the issuance by the Company of (a) up to 15,333,301 shares (the “Warrant Shares”) of common stock upon the exercise of warrants to purchase shares of common stock (the “Warrants”) and (b) up to 1,000,000 shares of common stock (the “Equity Award Shares”) issuable upon the exercise of options to purchase shares of common stock issuable under the Latchable, Inc. 2016 Stock Plan (the “Plan”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus or prospectus supplement (collectively, the “Prospectus”) other than as expressly stated herein with respect to the issue of Resale Shares, the Resale Warrants, the Warrant Shares and the Equity Award Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”) and, with respect to the opinions set forth in paragraph 2 below, the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

July 7, 2021

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.	The Resale Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

2.	The Resale Warrants are the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3.

When the Warrant Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name of or on behalf of the Warrant holders and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Warrants, the Warrant Shares will have been duly authorized by all necessary corporate action of the Company and will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

4.

When the Equity Award Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipients thereof, and have been issued by the Company in the circumstances contemplated by and pursuant to the Plan and assuming in each case that the individual issuances, grants or awards under the Plan are duly authorized by all necessary corporate action and duly issued, granted or awarded and exercised in accordance with the requirements of law and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Equity Award Shares will have been duly authorized by all necessary corporate action of the Company and will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL

Our opinions set forth in numbered paragraph 2 are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) the creation, validity, attachment, perfection, or priority of any lien or security interest, (f) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (g) waivers of broadly or vaguely stated rights, (h) provisions for exclusivity, election or cumulation of rights or remedies, (i) provisions authorizing or validating conclusive or discretionary determinations, (j) grants of setoff rights, (k) proxies, powers and trusts, (l) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, and (m) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Warrants and the warrant agreement, dated November 9, 2020, between the Company and Continental Stock Transfer & Trust Company, as warrant agent, relating to the Warrants, have been duly authorized, executed and delivered by the parties thereto other than the Company, (b) that the Warrants and the warrant agreement constitute or will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms and (c) that the status of the Warrants as legally valid and binding obligations of the parties

July 7, 2021

will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP